Exhibit 99.1

Perry Ellis International Reports Preliminary Fiscal 2012 Earnings

•	Expects fiscal 2012 total revenue to increase 24% to approximately $980 million vs. $790 million last year
•	Fiscal fourth quarter revenues projected to increase 11% to approximately $229 million vs. $207 million last year
•	Fiscal fourth quarter adjusted EPS expected to be in the range of $0.35 – $0.38
•	Projects adjusted fiscal 2012 EPS to be in a range of $1.91 to $1.94
•	Company announces a strategic brand review underway to be completed during first half fiscal 2013

Perry Ellis International, Inc. (NASDAQ: PERY) today provided an update on expected fourth quarter (“fourth quarter fiscal 2012”) and full fiscal year ended January 28, 2012 (“fiscal 2012”).

For fourth quarter fiscal 2012, the Company expects to report an 11% increase in total revenue to $229 million as compared to $207 million last year. Adjusted earnings per share (“EPS”) are expected in the range of $0.35 – $0.38. Fiscal 2012 revenue is expected to approximate $980 million, an increase of 24% from the prior year. Reflecting the factors below, the Company currently expects full fiscal year 2012 adjusted EPS in a range of $1.91 – $1.94. Adjusted earnings per fully diluted share exclude costs related to the early extinguishment of debt. The Company noted that any potential impairment charges or write downs that may arise from its strategic brand review discussed below would reduce the Company’s EPS to be determined and reported under generally accepted accounting principles (“GAAP”).

The Company noted that revenues and gross margin in the fourth quarter were pressured due to retail partners requesting later deliveries of goods, as well as a significant increase in promotional markdowns and sales allowances for the holiday season. On a positive note, the Company saw strength in its golf lifestyle, women’s dresses and swim businesses. In addition, the Company maintained expense discipline and saw a favorable impact from reversing long-term incentive compensation expense. The Company also anticipates a higher effective tax rate for the year due to an increased mix of domestic versus international income.

The Company noted that it expects to end fiscal 2012 with $24 million in cash. Total inventory at January 28th, 2012 is expected to be approximately $198 million, an 11% increase, compared to $178 million in the comparable prior year period and in line with the Company’s expectation of $200 million.

“This holiday season, the entire retail industry was faced with a highly promotional environment meant to drive customer purchases, and we were not immune to this activity,” said Oscar Feldenkreis, president and chief operating officer of Perry Ellis International. “While we experienced increased traffic in our direct to consumer business, we also increased promotions to be in line with the environment to remain competitive. As a result, the positive momentum in revenue came at the expense of profitability and we acknowledge the environment remains challenging. With that backdrop, we are streamlining our operations and eliminating less productive overhead.

We have begun a strategic brand review that will maximize profitability in our core businesses: men’s and ladies sportswear, golf and Hispanic lifestyle, and swim.”

Strategic Brand Review

The Company has launched a strategic review of its brand portfolio that will be completed during the first half of fiscal 2013 with a goal of rationalizing brands and businesses to position the Company for long-term growth. The Company anticipates it will begin to implement initiatives during the second half of fiscal 2013.

“We will focus more intently on those businesses that offer the best value and the greatest potential for profitable growth.” commented Oscar Feldenkreis.

In addition, the Company expects to increase efficiency by consolidating distribution facilities and foreign sourcing offices and streamlining operational support functions.

“Our goal is to further reduce expenses from non-core infrastructure areas and redeploy part of that capital to marketing and direct-to-consumer infrastructure, continued Mr. Feldenkreis. Our new collaboration of Perry Ellis menswear and Duckie Brown is a perfect example of the type of investments that we will make to elevate our businesses.”

Fiscal 2013 Outlook

“We believe that the infusion of new management and creative teams along with operations support in our Perry Ellis and Rafaella sportswear businesses will begin to be reflected in second half of fiscal 2013 results,” commented George Feldenkreis, chairman and chief executive officer of Perry Ellis International. “We will take a conservative approach in our financial plan until we see a lessening of the promotional environment.”

Mr. Feldenkreis added, “The Company believes its balance sheet to be strong. We have reduced our total net debt to capitalization to 31% versus 41% last year and this strength provides us the opportunity to continue to support our core businesses. During fiscal 2012, we financed senior subordinated notes through 2019 as well as refinanced our credit facility for an additional 5 year term.”

The Company expects to report actual full fiscal 2012 results, along with its fiscal 2013 guidance in March 2012.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances, as well as select children’s apparel. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis(R), Jantzen(R), Laundry by Shelli Segal(R) , C&C California(R) , Rafaella(R) , Cubavera(R) , Centro(R) , Solero(R) , Munsingwear(R) , Savane(R) , Original Penguin(R) by Munsingwear(R) , Grand

Slam(R) , Natural Issue(R) , Pro Player(R) , Havanera Co. (R) , Axis(R) , Tricots St. Raphael(R) , Gotcha(R) , Girl Star(R) , MCD(R) , John Henry(R) , Mondo di Marco(R) , Redsand(R) , Manhattan(R) , Axist(R) , Farah(R) , Anchor Blue(R) and Miller’s Outpost(R) . The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike(R) and Jag(R) for swimwear, and Callaway(R), TOP-FLITE(R) , PGA TOUR(R) and Champions Tour(R) for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

SOURCE: Perry Ellis International, Inc.

Contact: Miguel Garcia, 305-873-1830